Exhibit 3.9

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION OF
DUNLOP AEROSPACE PARTS, INC.

     Dunlop Aerospace Parts, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Company, resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling a meeting of the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: That Article 1 of Company’s Certificate of Incorporation be amended in its entirety to read as follows:

     The name of the Company is Standard Aero Materials, Inc. (the “Company”).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the sole stockholder of the Company, by Minutes of Unanimous Action, pursuant to Sections 228(b) of the General Corporation Law of the State of Delaware, approved the proposed amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said Company shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said Company has caused this certificate to be signed as of the 24th day of August, 2004.

By:	/s/ Bradley M. Bertouille
Authorized Officer

Title:	Chief Financial Officer Assistant Secretary

Name:	Bradley M. Bertouille